Exhibit 99.1

           HQ GLOBAL EDUCATION REPORTS FIRST QUARTER FISCAL YEAR 2011

                        OPERATIONAL AND FINANCIAL RESULTS

     *    Q1 FY11 VS. Q1 FY10 REVENUES UP 27.9% TO $16.6M

     *    Q1 FY11 VS. Q1 FY10 NET INCOME UP 53.5% TO $5.5M

     *    SEMESTER 1 FY11 VS. SEMESTER 1 FY 10 STUDENT ENROLLMENT UP 16% TO
          37,408

CHANGSHA, Hunan, China, January 14, 2011 (GLOBE NEWSWIRE) -- HQ Global Education Inc. ("HQ" or the "Company") (OTCBB:HQGE - News), which operates 10 vocational schools in China under the "HQ" brand and is one of China's leading providers of customized vocational education, today announced its financial results for the first quarter of fiscal year 2011 ended November 30, 2010. Financial data is summarized below:

FIRST QUARTER FISCAL YEAR 2011 FINANCIAL AND OPERATING HIGHLIGHTS

     * Revenues generated in the first quarter of fiscal year 2011 increased by 27.9% to $16.6 million, up from $13.0 million in the first quarter of fiscal year 2009 -- Tuition and other fees generated $12.2 million or 73.3% of revenues -- Services generated $4.4 million or 26.7% of revenues

     * Gross margin for the first quarter of fiscal year 2011 was 39.0% based on gross profit of $6.5 million, compared with a 39.6% margin in the first quarter of fiscal year 2010

     * Net income for the first quarter of fiscal year 2011 increased 53.5% to $5.5 million, compared with $3.6 million in the first quarter of fiscal year 2010

     * Earnings per diluted share were $0.17 for the quarter, compared with diluted EPS of $0.17 achieved in the same period a year ago

Mr. Guangwen He, Chairman and CEO of the Company, stated, "Our first quarter fiscal 2011 performance was highlighted by solid revenue and net income growth, as well as improved margins. These strong results demonstrate our ability to successfully manage costs as we expand our operations. We grew our student enrollment at HQ-operated schools to a record 37,408 students in the first semester of fiscal year 2011. There is an urgent need for skilled workers in China's rapidly developing economy, and we anticipate that enrollment in vocational training programs such as ours will continue to increase."

Mr. He continued, "During the remainder of fiscal 2011, we plan to seek strategic partnerships with other schools, expand our existing facilities and program offerings, and promote the HQ brand name to increase our market presence and attract new students to our schools. By leveraging our strong reputation and successful operating history, we expect the positive growth pattern of recent years to continue into 2011."

FIRST QUARTER FISCAL YEAR 2011 RESULTS OF OPERATIONS

REVENUES

Revenues for the first quarter fiscal year 2011 ended November 30, 2010 were $16.6 million as compared to $13.0 million for the first quarter of fiscal year 2010 ended November 30, 2009. The increase of $3.6 million, or 27.9%, was
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primarily due to an increase in student enrollment at Company-operated schools as well as the expansion of the Company's operations. Tuition and other fees generated $12.2 million or 73.3% of revenues, and services generated $4.4 million or 26.7% of revenues.

GROSS PROFIT

Gross profit for the first quarter of fiscal year 2011 ended November 30, 2010 was $6.5 million as compared to $5.2 million for the period ended November 30, 2009. The increase of $1.3 million, or 26.1%, was primarily due to an increase in student enrollment as well as an increase in fee standards for vocational education programs and order-oriented services, while the related fixed costs remained unchanged. Cost of sales for the first quarter fiscal 2011 was $10.1 million as compared to $7.9 million for the same period in fiscal 2010. The Company's gross margin was 39.0% and 39.6%, for the first quarter of fiscal year 2011 and 2010 ended November 30, 2010 and 2009, respectively.

NET INCOME

Net income for the quarter ended November 30, 2010 was $5.5 million as compared to $3.6 million for the quarter ended November 30, 2009. Diluted earnings per share were $0.17 for the quarter in fiscal 2011, compared with diluted EPS of $0.17 for the same period in 2009. The zero increase was primarily due to an increase in weighted average shares outstanding, from 20.5 million shares in the first quarter of fiscal 2010 to 33 million shares in the first quarter of fiscal 2011.

CHANGE IN LIQUIDITY AND CAPITAL RESOURCES

As of November 30, 2010, the Company's current assets were $24.0 million and current liabilities were $10.3 million. Cash and cash equivalents totaled $9.8 million as of November 30, 2010. The Company's shareholders' equity at November 30, 2010 was $47.0 million. The Company generated $8.4 million in cash from operating activities for the quarter ended November 30, 2010, compared to $7.4 million for the same period of the prior year. The Company used $3.9 million in net cash for investing activities for the quarter ended November 30, 2010, compared to $6.4 million for the same period of the prior year. The decrease was mainly due to the existing construction projects other than Shaoshan Vocational Secondary School were mostly paid for and new construction projects have not started as of November 30, 2010. The Company used $28,089 from financing activities for the quarter ended November 30, 2010, compared to $0.8 million generated in financing activities for the same period of the prior year.

ABOUT HQ GLOBAL EDUCATION INC. ("HQ")

HQ provides "customized training" services to a wide array of students by operating its own private schools or cooperating with selected public vocational schools in China. By providing full educational and job placement services, the Company realizes recurring revenues, such as tuition, school logistics services fees, off-campus internship management fees, and job placement fees. As of November 30, 2010, there were more than 374,000 students from 25 provinces throughout China enrolled in HQ-operated schools. In line with its "customized education" approach, HQ has established contractual relationships with approximately 128 corporate clients and provides training and internship
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arrangements to students who upon graduation are hired by these corporate employers. The HQ brand has become increasingly synonymous throughout China with superior vocational training to meet employer needs and with career fulfillment for those who aspire to become technical and skilled workers. By November 30, 2010, we have kept the record 100% job placement rate for our graduates.

For more information please visit:
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ctr%3Fd=207908%26l=20%26u=http%253A%252F%252Fhq-education.com%252Fenglish%252
Findex.asphttp://hq-education.com/english/index.asp.


INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contact:

HQ Global Education Inc.
Mr. Guangwen He, Chairman and Chief Executive Officer
(86 731) 88873727
Fax: (86 731) 88873727
http://www.hq-education.com

Mr. Ren Hu, Vice President
(201) 887 0415
ren.hu@hq-education.com